FOR IMMEDIATE RELEASE

Harley-Davidson Delivers First Quarter Financial Results

MILWAUKEE (April 27, 2022) – Harley-Davidson, Inc. (“Harley-Davidson”) (NYSE:HOG) today reported first quarter results.

“As we enter the second year of our five-year Hardwire strategic plan, we are pleased to see strong consumer demand for Harley-Davidson products across all regions. Our teams continue to work through the impact of the ongoing global supply chain disruption, and despite the challenging macro environment, we are optimistic for improvements in the second half of the year.”

First Quarter 2022 Highlights and Results

•HDMC revenue growth of 6 percent driven by global motorcycle pricing and growth across Parts & Accessories and Apparel
•HDMC Operating Income margin of 15.6%, which was down 2.9 points versus last year; global pricing was able to offset cost inflation, but margin was negatively impacted by lower shipments due to the ongoing semi-conductor shortage
•HDFS Operating Income decline of -27 percent driven by the significant loss reserve release in 2021 and the normalization of losses in 2022 in-line with expectations
•GAAP diluted EPS of $1.45; repurchased $248 million of shares (or 6.2 million shares) on a discretionary basis in Q1
•Company reaffirms its full-year 2022 outlook
•Merger transaction between LiveWire and AEA-Bridges Impact Corporation on track to close in mid-2022

First Quarter 2022 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	1st quarter
	2022	2021	Change
Revenue	$1,495	$1,423	5%
Operating Income	$289	$346	(16%)
Net Income	$223	$259	(14%)
GAAP Diluted EPS	$1.45	$1.68	(14%)

Consolidated revenue was up 5 percent in the first quarter versus Q1 2021 driven primarily by HDMC revenue growth of 6 percent. Operating income decline of 16 percent is a result of higher supply chain inflation, production challenges due to semi-conductor availability and HDFS losses returning to normalized levels following record lows in 2021.

HDMC Results: Motorcycles and Related Products

$ in millions	1st quarter
	2022	2021	Change
Motorcycle Shipments (thousands)	54.8	54.8	0%
Revenue	$1,303	$1,232	6%
Motorcycles	$1,059	$1,016	4%
Parts & Accessories	$166	$150	11%
Apparel	$51	$50	2%
Licensing	$6	$6	18%
Other	$21	$10	105%
Gross Margin	31.3%	34.1%	(2.8) pts.
Operating Income	$203	$228	(11%)
Operating Margin	15.6%	18.5%	(2.9) pts.

HDMC Revenue was up 6 percent during the first quarter primarily driven by favorable pricing and growth in P&A (+11 percent) and Apparel (+2 percent).

First quarter gross margin was down 2.8 percentage points compared to Q1 prior year. Global pricing contributed approximately 4 points of margin benefit and largely offset the cost inflation; however, gross margin was also negatively impacted by unfavorable motorcycle mix due to the inability to produce to demand given the semi-conductor challenges. First quarter operating margin was down 2.9 percentage points compared to Q1 prior year, due to negative mix and higher operating expenses for LiveWire.

Harley-Davidson Retail Motorcycle Sales

Motorcycles (thousands)	1st quarter
	2022	2021	Change
North America	31.3	32.8	(5%)
EMEA	6.3	4.9	28%
Asia Pacific	6.7	5.8	16%
Latin America	0.8	0.7	13%
Worldwide Total	45.2	44.2	2%

Global retail motorcycle sales in the first quarter were up 2 percent versus prior year, driven by growth in EMEA and Asia Pacific. North America retail performance (down 5 percent) was adversely impacted by production shortages, which resulted in significantly lower dealer inventories.

HDFS Results: Financial Services

$ in millions	1st quarter
	2022	2021	Change
Revenue	$192	$190	1%
Operating Income	$86	$119	(27%)

HDFS’ operating income decline of $32 million versus Q1 2021 was driven by an unfavorable comparison to the prior year quarter, which included a significant decrease in the allowance for credit losses. In Q1 2022, retail credit losses begin to normalize to historical levels resulting in a higher provision for credit losses, partially offset by lower interest expense. Total quarter ending finance receivables was $6.8B, which is +1% versus prior year.

Other Results

•Harley-Davidson generated $139 million of cash from operating activities during Q1 2022. Cash and cash equivalents were $1.4 billion at the end of the first quarter, down $927 million compared to the end of the prior year first quarter as the company continues to normalize cash balances back towards historical levels.

•Tax Rate – The company’s first quarter effective tax rate was 23 percent.

•Dividends – The company paid cash dividends of $0.1575 per share in Q1 2022.

2022 Outlook

For the full year 2022, the Company reaffirms its initial guidance and continues to expect:

•HDMC revenue growth of 5 to 10%
•HDMC operating income margin of 11 to 12%
•HDFS operating income to decline by 20 to 25%
•Capital investments of $190 million to $220 million

The outlook assumes that logistics and manufacturing moderately improve in the back-half the year as we get beyond the peak levels of inflation experienced in 2021 and the semi-conductor supply stabilizes; the company now expects raw material inflation to continue through the balance of the fiscal year.

The company’s cash allocation priorities are to fund growth through The Hardwire initiatives, pay dividends, and execute discretionary share repurchases.

Update on LiveWire Transaction

On December 13, 2021, Harley-Davidson and AEA-Bridges Impact Corp. ("ABIC") (NYSE: IMPX), a special purpose acquisition company with a dedicated sustainability focus, sponsored by executives of AEA Investors and Bridges Fund Management, announced a definitive business combination agreement under which ABIC will combine with LiveWire, Harley-Davidson's electric motorcycle division, to create a new publicly traded company. Its common stock is expected to be listed on the New York Stock Exchange under the symbol "LVW".

The transaction is on track to close in mid-2022 and is subject to the approval of ABIC shareholders and other customary closing conditions.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. www.harley-davidson.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Cautionary Note Regarding Forward-Looking Statements
The company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intend,” “is on-track,” “forecasting,” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: (I) the COVID-19 pandemic, including the length and severity of the pandemic across the globe and the pace of recovery following the pandemic and (II) the Company's ability to: (A) execute its business plans and strategies, including The Hardwire and the evolution of LiveWire as a standalone brand, including the proposed separation of LiveWire into a separate business of the Company through the combination of LiveWire with AEA-Bridges Impact Corp. (“ABIC”), which includes the risks noted below; (B) manage supply chain and logistic issues, including quality issues, availability of semiconductor chip components and the ability to find alternative sources of those components in a timely manner, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, war or other hostilities, including the conflict in Ukraine, or natural disasters, and longer shipping times and increased logistics costs, including by successfully implementing pricing surcharges; (C) realize the expected business benefits from the combination of LiveWire with ABIC, which may be affected by, among other things: (i) the ability of LiveWire to: (1) execute its plans to develop, produce, market, and sell its electric vehicles; (2) achieve profitability, which is dependent on the successful development and commercial introduction and acceptance of its electric vehicles, and its services, which may not occur; (3) adequately control the costs of its operations as a new entrant into a new space; (4) develop, maintain, and strengthen its brand; (5) execute its plans to develop, produce, market, and sell its electric vehicles; and (6) effectively establish and maintain cooperation from its retail partners, largely drawn from the Company’s traditional motorcycle dealer network, to be able to effectively establish or maintain relationships with customers for electric vehicles; (ii) competition; and (iii) other risks and uncertainties indicated from time to time in the final prospectus of ABIC, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by the Company, LW EV Holdings, Inc. (HoldCo) or ABIC; (D) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (E) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (F) successfully carry out its global manufacturing and assembly operations; (G) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (H) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (I) successfully appeal: (i) the revocation of the Binding Origin Information (BOI) decisions that allowed the Company to supply its European Union (EU) market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and (ii) the denial of the Company's application for temporary relief from the effect of the revocation of the BOI decisions; (J) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company's ability to sell products internationally, and the cost of raw materials and components, including the temporary lifting of the Section 232 steel and aluminum tariffs and incremental tariffs on motorcycles imported into the EU from the U.S., between the U.S. and EU, which expires on December 31, 2023; (K) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (L) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (M) successfully manage and reduce costs throughout the business; (N) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Ukraine; (O) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (P) continue to develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (Q) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (R) successfully maintain a manner in which to sell motorcycles in China and the

Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (S) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (T) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (U) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (V) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or Company data and respond to evolving regulatory requirements regarding data security; (W) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services Inc.'s (HDFS) loan portfolio; (X) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (Y) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (Z) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (AA) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations; (BB) manage its exposure to product liability claims and commercial or contractual disputes; (CC) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (DD) achieve anticipated results with respect to the Company's pre-owned motorcycle program, Harley-Davidson Certified, and the Company's H-D1 Marketplace; (EE) accurately predict the margins of its Motorcycles and Related Products segment in light of, among other things, tariffs, the cost associated with product development initiatives and the Company's complex global supply chain; and (FF) optimize capital allocation in light of the Company’s capital allocation priorities.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of the COVID-19 pandemic, or other factors.

In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The Company believes that HDFS' retail credit losses will increase over time due among other things to factors that have contributed recently to low levels of losses, including the favorable impact of recent federal stimulus payments that will not recur and the conflict in Ukraine.

The Company’s operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine, or other factors. Refer to "Risk Factors" under Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Additional Information and Where to Find It
In connection with the proposed business combination between LiveWire EV, LLC (“LiveWire”) and AEA-Bridges Impact Corp. (“ABIC”) (the “Business Combination”), LW EV Holdings, Inc. (“HoldCo”) and ABIC intend to file a registration statement on Form S-4 (as may be amended from time to time, the “Registration Statement”) as co-registrants that includes a preliminary proxy statement/prospectus of ABIC and a preliminary prospectus of HoldCo, and after the Registration Statement is declared effective, ABIC will mail a definitive proxy statement/prospectus relating to the Business Combination to ABIC’s shareholders. The Registration Statement, including the proxy statement/prospectus contained therein, when declared effective by the Securities and Exchange Commission (“SEC”), will contain important information about the Business Combination and the other matters to be voted upon at a meeting of ABIC’s shareholders to be held to approve the Business Combination (and related matters). This press release does not contain all the information that should be considered concerning the Business Combination and other matters and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. Harley-Davidson, Inc. (“H-D”), HoldCo and ABIC may also file other documents with the SEC regarding the Business Combination. ABIC shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the Business Combination, as these materials will contain important information about H-D, LiveWire, HoldCo, ABIC and the Business Combination.

When available, the definitive proxy statement/prospectus and other relevant materials for the Business Combination will be mailed to ABIC shareholders as of a record date to be established for voting on the Business Combination. Shareholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed or that will be filed with the SEC by ABIC through the website maintained by the SEC at www.sec.gov, or by directing a request to AEA-Bridges Impact Corp., PO Box 1093, Boundary Hall, Cricket Square, Grand Cayman KY1-1102 Cayman Islands.

Participants in Solicitation
H-D, LiveWire, ABIC and their respective directors and officers may be deemed participants in the solicitation of proxies of ABIC shareholders in connection with the Business Combination. ABIC shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of ABIC and a description of their interests in ABIC is contained in ABIC’s final prospectus related to its initial public offering, dated October 1, 2021 and in ABIC’s subsequent filings with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to ABIC shareholders in connection with the Business Combination and other matters to be voted upon at the ABIC shareholder meeting will be set forth in the Registration Statement for the Business Combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Business Combination will be included in the Registration Statement that ABIC intends to file with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002
### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 27, 2022	March 28, 2021
Motorcycles and Related Products revenue	$1,303,171	$1,232,107
Gross profit	407,635	420,485
Selling, administrative and engineering expense	204,888	193,546
Restructuring benefit	(128)	(593)
Operating income from Motorcycles and Related Products	202,875	227,532

Financial Services revenue	192,015	190,400
Financial Services expense	105,658	71,531
Financial Services restructuring expense	—	227
Operating income from Financial Services	86,357	118,642

Operating income	289,232	346,174
Non-operating income (expense), net	1,340	(6,029)
Income before income taxes	290,572	340,145
Provision for income taxes	68,070	81,001
Net income	$222,502	$259,144

Earnings per share:
Basic	$1.46	$1.69
Diluted	$1.45	$1.68

Weighted-average shares:
Basic	152,819	153,478
Diluted	153,924	154,490

Cash dividends per share:	$0.1575	$0.1500

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	March 27, 2022	December 31, 2021	March 28, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,393,731	$1,874,745	$2,320,645
Accounts receivable, net	254,286	182,148	216,569
Finance receivables, net	1,699,642	1,465,544	1,798,194
Inventories, net	714,259	712,942	470,997
Restricted cash	142,812	128,935	185,374
Other current assets	182,527	185,777	195,356
	4,387,257	4,550,091	5,187,135
Finance receivables, net	5,121,911	5,106,377	4,958,583
Other long-term assets	1,385,472	1,394,587	1,193,270
	$10,894,640	$11,051,055	$11,338,988
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,074,841	$976,959	$973,204
Short-term deposits, net	65,049	72,146	93,887
Short-term debt	816,016	751,286	765,263
Current portion of long-term debt, net	1,327,357	1,542,496	1,622,243
	3,283,263	3,342,887	3,454,597
Long-term debt, net	4,470,086	4,595,617	5,478,091
Other long-term liabilities	632,190	559,307	429,914

Shareholders’ equity	2,509,101	2,553,244	1,976,386
	$10,894,640	$11,051,055	$11,338,988

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 27, 2022	March 28, 2021
Net cash provided by operating activities	$139,321	$162,781

Cash flows from investing activities:
Capital expenditures	(27,999)	(18,813)
Finance receivables, net	(93,271)	(8,653)
Other investing activities	135	733
Net cash used by investing activities	(121,135)	(26,733)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	495,785	—
Repayments of medium-term notes	(550,000)	(1,050,000)
Proceeds from securitization debt	—	597,411
Repayments of securitization debt	(271,499)	(291,346)
Net increase (decrease) in unsecured commercial paper	64,521	(262,517)
Net increase in credit facilities	—	15,629
Borrowings of asset-backed commercial paper	62,455	—
Repayments of asset-backed commercial paper	(56,634)	(66,894)
Net increase in deposits	57,660	72,664
Dividends paid	(24,056)	(23,105)
Repurchase of common stock	(261,737)	(5,646)
Other financing activities	—	1,085
Net cash used by financing activities	(483,505)	(1,012,719)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,743)	(5,163)
Net decrease in cash, cash equivalents and restricted cash	$(467,062)	$(881,834)

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$2,025,219	$3,409,168
Net decrease in cash, cash equivalents and restricted cash	(467,062)	(881,834)
Cash, cash equivalents and restricted cash, end of period	$1,558,157	$2,527,334

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,393,731	$2,320,645
Restricted cash	142,812	185,374
Restricted cash included in Other long-term assets	21,614	21,315
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$1,558,157	$2,527,334

Motorcycles and Related Products Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended
	March 27, 2022	March 28, 2021
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,059,113	$1,016,334
Parts & Accessories	165,525	149,859
Apparel	51,407	50,323
Licensing	6,497	5,512
Other	20,629	10,079
	$1,303,171	$1,232,107

U.S. MOTORCYCLE SHIPMENTS	35,891	40,153

WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	26,012	30,334
Cruiser(b)	15,660	17,450
Sportster® / Street	9,651	7,026
Adventure Touring	3,520	—
	54,843	54,810
(a)Includes CVOTM and Trike
(b)Includes Softail® and LiveWireTM

Motorcycles and Related Products Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the first quarter of 2021 to the first quarter of 2022 were as follows (in millions):

Three months ended
2021 gross profit	$421
Volume	14
Price and sales incentives	81
Foreign currency exchange rates and hedging	(3)
Shipment mix	(22)
Raw material prices	(15)
Manufacturing and other costs	(68)
(13)
2022 gross profit	$408

Financial Services Finance Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended
	March 27, 2022	March 28, 2021
Balance, beginning of period	$339,379	$390,936
Provision for credit losses	28,822	(22,474)
Charge-offs, net of recoveries	(27,728)	(22,229)
Balances, end of period	$340,473	$346,233

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended
	March 27, 2022	March 28, 2021
United States	29,408	30,983
Canada	1,872	1,799
Total North America	31,280	32,782
EMEA	6,339	4,943
Asia Pacific	6,724	5,793
Latin America	809	717
Total worldwide retail sales	45,152	44,235
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.